Exhibit 99.1

Reborn Coffee Intends to Appeal Delisting Notice from Nasdaq

Brea, CA – June 26, 2024 – Reborn Coffee Inc. (Nasdaq: REBN), (“Reborn”, or the “Company”), a California-based retailer of specialty coffee, today announced that it has received a notice of delisting from Nasdaq.

On June 21, 2024, Reborn Coffee (the “Company”) received a staff determination letter (the “Letter”) from the Nasdaq Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because it has not yet filed its Form 10-Q for the fiscal year ended March 31, 2024 (the “Filing”), it has failed to comply with the filing requirement set forth in Listing Rule 5250(c.)(1).

As previously announced on May 15, 2024, the Company was required to dismiss BF Borgers CPA PC as the Company’s independent registered public accounting firm. The Company was required to engage a new independent registered public accounting firm in order to complete and file the Form 10-Q.

On May 14, 2024, the Audit Committee approved the engagement of BCRG Group (“BCRG”) as the Company’s new independent registered public accounting firm. Due to the timing of the appointment of BCRG, the Company was unable without unreasonable effort and expense to complete the review of the Company’s financial statements for the quarter ended March 31, 2024 before the required filing date for the Quarterly Report on Form 10-Q.

A Nasdaq Hearings Panel (the “Panel”) had previously placed the Company on a Discretionary Panel Monitor for a period of one year or until May 16, 2025 after the Company regained compliance with previous Nasdaq listing deficiencies, which would require the Staff to issue a Delist Determination Letter in the event that the Company failed to maintain compliance with any continued listing requirement (the “Panel Monitor”). The Letter explains that ordinarily Nasdaq listed companies may be provided up to 60 calendar days to submit a plan to regain compliance, and that if the plan is accepted, Staff may grant an exception of up to 180 calendar days from the Filing’s due date. However, pursuant to the Panel Monitor, the Company is not eligible for a compliance period. Therefore, the Company must, and shall, request an appeal of this determination to the Panel, and request a stay of the suspension pending a hearing (with an explanation as to why an extended stay is appropriate) by June 28, 2024, or else trading of the Company’s common stock will be suspended at the opening of business on July 2, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on the Nasdaq.

Under Nasdaq Listing Rule 5810(c)(2)(A)(v) and as stated in the Letter, the Company has until June 28, 2024 to request a hearing to appeal the Staff’s determination and the Company intends to request such a hearing.

Pursuant to Listing Rule 5810(b), the Staff requires that the Company issue as promptly as possible, but no later than four days from the receipt of the Letter, a public announcement disclosing the receipt of the Letter. In the event the Company does not make the required public announcement, trading in its securities will be halted. By issuing this press release, the Company believes it complies with Listing Rule 5810(b).

About Reborn Coffee

Reborn Coffee, Inc. (NASDAQ: REBN) is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks, and cafes. Reborn is an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. Reborn believes they differentiate themselves from other coffee roasters through innovative techniques, including sourcing, washing, roasting, and brewing their coffee beans with a balance of precision and craft. For more information, please visit www.reborncoffee.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our recent filings with the Securities and Exchange Commission (“SEC”) including our Form 10-K for the fiscal year of 2023, which can be found on the SEC’s website at www.sec.gov. Such risks, uncertainties, and other factors include, but are not limited to, the Company’s ability to continue as a going concern as indicated in an explanatory paragraph in the Company’s independent registered public accounting firm’s audit report as a result of recurring net losses, among other things, the Company’s ability to successfully open the additional locations described herein as planned or at all, the Company’s ability to expand its business both within and outside of California (including as it relates to increasing sales and growing Average Unit Volumes at our existing stores), the degree of customer loyalty to our stores and products, the impact of COVID-19 on consumer traffic and costs, the fluctuation of economic conditions, competition and inflation. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Relations Contact:
Chris Tyson
Executive Vice President
MZ North America
REBN@mzgroup.us
949-491-8235

Company Contact:
Reborn Coffee, Inc.
ir@reborncoffee.com